Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Joint Proxy Statement of Apple Hospitality REIT, Inc. and Apple REIT Ten, Inc. that is made a part of Amendment No. 2 to the Registration Statement (Form S-4, No. 333-211564) and related Prospectus of Apple Hospitality REIT, Inc. for the registration of 48,741,096 common shares, and to the inclusion herein of our reports dated March 4, 2016, with respect to the consolidated financial statements and schedule of Apple REIT Ten, Inc., and the effectiveness of internal control over financial reporting of Apple REIT Ten, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission, and included as Annex G to this Registration Statement (Form S-4).

/s/ Ernst & Young LLP

Richmond, VA
July 13 , 2016